Exhibit 5.1

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215
Telephone:  (614) 227-2000
Fax:  (614) 227-2100

July 2, 2010

Vertro, Inc.
143 Varick Street
New York, New York 10013

Re:         Registration Statement on Form S-3
Vertro, Inc.

Ladies and Gentlemen:

We have acted as counsel for Vertro, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, to which this opinion has been filed as an exhibit (as may be amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling stockholders named therein (the “Selling Stockholders”) from time to time, on a delayed basis, of up to 657,895 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”).  The Shares may be offered and sold from time to time by the Selling Stockholder pursuant to Rule 415 under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares held by the Selling Stockholders are legally issued, fully paid and non-assessable.

We hereby consent to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

Porter, Wright, Morris & Arthur LLP